Exhibit 15



November 8, 2001


IDACORP, Inc.
Boise, Idaho


We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended September 30, 2001 and 2000, as indicated in our reports dated October 24, 2001; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, are incorporated by reference in Idaho Power Company's Registration Statement Nos. 33-51215, 333-33124 and 333-67748 on Form S-3 and Registration Statement No. 333-66496 on Form S-8, and IDACORP, Inc.'s Registration Statement Nos. 333-00139, 333-65698 and 333-64737 on Form S-3, Registration Statement
Nos. 333-89445, 333-65157 and 333-65406 on Form S-8
and Registration Statement No. 333-57422 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho